Exhibit 99.1

Pliant Therapeutics Provides Corporate Update and Reports Second Quarter 2025 Financial Results
BEACON-IPF close out activities continue
Previously announced workforce and operational realignment largely complete
Phase 1 oncology trial on track to deliver additional data by the end of the year
SOUTH SAN FRANCISCO, CA., August 7, 2025 - Pliant Therapeutics, Inc. (Nasdaq: PLRX), a clinical-stage biotechnology company and leader in integrin-based drug development, today provided a corporate update and reported second quarter 2025 financial results.
“While our activities in the quarter focused on the closure of BEACON-IPF and workforce realignment, we also took actions to ensure that we maintain core capabilities in support of Pliant’s next steps,” said Bernard Coulie, M.D., Ph.D., President and Chief Executive Officer of Pliant. “At the center is a deeply experienced late-stage clinical and regulatory development organization positioned to execute advanced trials. We remain committed to delivering shareholder value and look forward to providing updates in the future.”
Second Quarter and Recent Developments
Bexotegrast
•Bexotegrast development in idiopathic pulmonary fibrosis (IPF) discontinued. Following an analysis of the full safety and efficacy data from the BEACON-IPF Phase 2b/3 clinical trial, the Company has discontinued development of bexotegrast in idiopathic pulmonary fibrosis (IPF). While bexotegrast-treated patients demonstrated early signs of efficacy, the drug was shown to have an unfavorable risk-benefit profile based on IPF-related adverse events. Full results from BEACON-IPF will be submitted for future publication.
Oncology Program
•Phase 1 trial of PLN-101095 in solid tumors continues to enroll. PLN-101095 is an oral, small molecule, dual selective inhibitor of αvβ8 and αvβ1 integrins designed to block TGF-β activation in the tumor microenvironment. The Phase 1 open-label, dose-escalation trial of PLN-101095 trial as monotherapy and in combination with pembrolizumab is in patients with solid tumors that are resistant to immune checkpoint inhibitors. The trial is currently dosing the fifth of five planned dose cohorts, evaluating PLN-101095 at 2000 mg administered twice daily (BID). Initial data from the two highest dose cohorts of the trial is expected by the end of 2025.
Corporate Highlights
•In May, the Company announced a strategic restructuring of its workforce and other cost-saving measures intended to extend its cash runway. By the end of the second quarter, the restructuring was largely complete.
Second Quarter 2025 Financial Results
•Research and development expenses were $32.2 million as compared to $45.6 million for the prior-year quarter. The decrease was primarily driven by the discontinuation of BEACON-IPF.
•General and administrative expenses were $13.4 million as compared to $15.0 million for the prior-year quarter. The decrease was primarily due to personnel-related costs resulting from the strategic restructuring of our workforce.
•Net loss was $43.3 million as compared to $55.9 million for the prior-year quarter. The decrease was primarily attributable to the discontinuation of BEACON-IPF coupled with the decrease in personnel-related costs resulting from the strategic restructuring of our workforce.

•As of June 30, 2025, the Company had cash, cash equivalents and short-term investments of $264.4 million.

About Pliant Therapeutics, Inc.
Pliant Therapeutics is a clinical-stage biopharmaceutical company and leader in the discovery and development of integrin-based therapeutics. Pliant is conducting a Phase 1 study for PLN-101095, a small molecule, dual-selective inhibitor of αvß8 and αvß1 integrins, that is being developed for the treatment of solid tumors. In addition, Pliant has received regulatory clearance for the conduct of a Phase 1 study of PLN-101325, a monoclonal antibody agonist of integrin α7β1 targeting muscular dystrophies. Pliant’s early-stage platform includes preclinical research focused on tissue-specific delivery and internalization of drug payloads utilizing integrin receptor-binding molecules. For additional information, please visit: www.PliantRx.com. Follow us on social media X, LinkedIn and Facebook.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include those regarding the close-out of the BEACON-IPF study, the anticipated timing of data from our ongoing Phase 1 trial of PLN-101095, the cost savings expected to result from our strategic restructuring and our ability to maintain core capabilities in support of Pliant’s next steps. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Pliant Therapeutics could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including those related to the development and commercialization of our product candidates, including any delays in our ongoing or planned preclinical or clinical trials, the impact of current macroeconomic, geopolitical and marketplace conditions on our business, operations, clinical supply and plans, our reliance on single-source third parties located in foreign jurisdictions, including China, for critical aspects of our development operations, the risks inherent in the drug development process, the risks regarding the accuracy of our estimates of expenses and timing of development, our capital requirements and the need for additional financing, including the availability of additional term loans under our loan facility, and our ability to obtain and maintain intellectual property protection for our product candidates. These and additional risks are discussed in the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the period ended June 30, 2025 which we are filing with the SEC today, available on the SEC's website at www.sec.gov. Unless otherwise noted, Pliant is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
Investor and Media Contact:
Christopher Keenan
Vice President, Investor Relations and Corporate Communications
Pliant Therapeutics, Inc.
ir@pliantrx.com

Pliant Therapeutics, Inc.
Condensed Statements of Operations
(Unaudited)
(In thousands, except number of shares and per share amounts)

	Three Months Ended June 30,
	2025	2024
Operating expenses:
Research and development	$(32,198)	$(45,617)
General and administrative	(13,394)	(15,022)
Total operating expenses	(45,592)	(60,639)
Loss from operations	(45,592)	(60,639)
Interest and other income (expense), net	3,101	5,653
Interest expense	(809)	(868)
Net loss	$(43,300)	$(55,854)
Net loss per share - basic and diluted	$(0.71)	$(0.92)
Shares used in computing net loss per share - basic and diluted	61,386,183	60,382,796

Pliant Therapeutics, Inc.
Condensed Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$86,820	$71,188
Short-term investments	176,053	284,536
Prepaid expenses and other current assets	4,571	6,540
Total current assets	267,444	362,264
Property and equipment, net	4,892	5,525
Operating lease right-of-use assets	25,615	27,243
Restricted cash	1,482	1,482
Other non-current assets	391	435
Total assets	$299,824	$396,949
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,384	$5,960
Accrued research and development	10,790	14,363
Accrued liabilities	7,192	12,353
Operating lease liabilities, current	1,225	542
Total current liabilities	20,591	33,218
Operating lease liabilities, non-current	28,791	29,439
Long-term debt	30,360	30,211
Total liabilities	79,742	92,868
Stockholders’ equity
Preferred stock	—	—
Common stock	6	6
Additional paid-in capital	1,029,595	1,013,806
Accumulated deficit	(809,518)	(710,052)
Accumulated other comprehensive gain	(1)	321
Total stockholders’ equity	220,082	304,081
Total liabilities and stockholders’ equity	$299,824	$396,949